Cornerstone Realty Income Trust, Inc.
306 East Main Street        Richmond, Virginia 23219        (804) 643-1761

Contact: Mark M. Murphy
(804) 643-1761 x231

For Immediate Release

Cornerstone Realty Announces Earnings Guidance
and New Common Stock Dividend Policy for 2003

RICHMOND, Va., October 7, 2002 — Cornerstone Realty Income Trust, Inc. today announced that management expects 2003 per share Funds from Operations (FFO) to be in the range of $1.00 to $1.05. The company also announced that as a result of that forecast, effective April 2003, Cornerstone’s dividend policy will be to pay a regular quarterly cash dividend of $0.20 per common share.

The 2003 dividend rate would represent approximately 80% of the company’s estimated FFO for 2003 and an annual yield of 9.2% based upon the most recent closing price of Cornerstone’s common stock.

The company will pay its current quarterly cash dividend of $0.28 per share on October 21, 2002 and expects to pay the same amount for the following dividend payment which will have a record date in late December 2002. The new 2003 quarterly dividend rate of $0.20 per common share is expected to be paid in mid-April 2003 to shareholders of record in late March 2003.

Commenting on the announcement, Cornerstone’s Chairman and Chief Executive Officer Glade M. Knight said:

“While Cornerstone continues to be well positioned in each of our markets, the dynamics of our markets have continued to weaken throughout the year. An 80% FFO payout ratio will bring us more in line with our REIT peers and we believe that this amount represents a sustainable dividend level. Cornerstone has always made it a priority to distribute as much of its cash flow as possible to its common shareholders and, even with our 2003 dividend policy, we will pay approximately $40 million to our common shareholders on an annual basis. I believe this decision will help make our common stock more attractive to both individual and institutional investors, which we hope will increase the value of our common shares over the long term,” Knight said.

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Cornerstone Realty Income Trust, Inc. — Page Two

“The strength of the single-family housing industry and a slower than expected recovery from last year’s recession have caused some short-term occupancy weakness in our major markets of Dallas, Atlanta and Charlotte. While occupancy has weakened as a result of these developments, apartment prices have continued to appreciate.

“We have a valuable, profitable and well-managed portfolio of 80 apartment communities with nearly 21,000 well-maintained apartment homes in markets that have historically been among the fastest-growing in the United States, and we intend to capitalize on these strengths in the coming years to maximize the value of our shareholders’ investments in our company,” Knight said.

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from results expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the unanticipated adverse business developments affecting the company, adverse changes in the real estate markets, and local as well as general economic and competitive factors. In addition, the timing and amounts of distributions to common shareholders are within the discretion of Cornerstone’s board of directors. There is no assurance that planned events or results will be achieved.

Cornerstone Realty Income Trust, Inc. is a fully integrated, self-managed and self-advised real estate company that has operated as a real estate investment trust (REIT) since 1993. The company focuses on the ownership and management of multifamily properties in select markets in Virginia, North Carolina, South Carolina, Georgia and Texas. Currently the company owns 80 apartment communities containing 20,832 apartment homes. Cornerstone’s common shares have traded on the New York Stock Exchange since 1997 under the symbol TCR. Further information on Cornerstone may be found on the company’s web site at: http://www.cornerstonereit.com.

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